[Baird, Kurtz & Dobson letterhead]


                        Consent of Independent Accountants

Board of Directors
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in the Registration Statement No. 333-47241 on Form S-8 of Guaranty Federal Bancshares, Inc. of our report dated July 23, 1999, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended June 30, 1999, which report appears in the June 30, 1999 annual report on Form 10-K of Guaranty Federal Bancshares, Inc.


                             /s/ Baird, Kurtz & Dobson
                             ----------------------------------


September 28, 1999
Springfield, Missouri